EXHIBIT 10.26
                                                                  EXECUTION COPY

                         CONVERSION AND SUPPLY AGREEMENT

                  CONVERSION AND SUPPLY AGREEMENT (this "Agreement"), dated as of October 22, 2003 (the "Effective Date") is by and between INTEGRATED BIOPHARMA, INC., a Delaware corporation, with offices at 225 Long Avenue, Hillside, New Jersey 07205 ("INB") and ALOE COMMODITIES INTERNATIONAL, INC., a Texas corporation, with offices at 2161 Hutton Drive, Suite 126, Carrollton, Texas 75006 ("Aloe"). INB and Aloe are collectively, the "Parties".

                                   WITNESSETH

                  WHEREAS, INB develops, manufactures and distributes biopharmaceutical and nutritional supplements and related products to companies in the pharmaceutical, biotech and nutraceutical industries (the "Customers");

                  WHEREAS, INB and Aloe are contemporaneously herewith entering into an asset purchase agreement dated the date hereof (the "Asset Purchase Agreement") pursuant to which Aloe is selling the Transferred Assets (as such term is defined therein) to INB;

                  WHEREAS, INB wishes to have Aloe convert existing work-in-process, raw materials and INB inventory into finished goods constituting the Products (as such term is defined below) from time to time, and Aloe is agreeable to converting such materials into the Products and supplying the Products to INB as provided herein;

                  WHEREAS, INB wishes to have Aloe store certain INB inventory used in the conversion and supply of the Products on Aloe's premises; and Aloe has agreed to separately store and segregate such INB inventory in a conspicuous and locked enclosure on Aloe's premises prior to shipping the finished Products to INB;

                  NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants and obligations set forth herein, INB and Aloe hereby agree as follows:

1. DEFINITIONS. For purposes hereof the following terms shall have the meanings set forth:

         "Affiliates" means any person, firm, corporation (including, without limitation, service corporation and professional corporation), partnership (including, without limitation, general partnership, limited partnership and limited liability partnership), limited liability company, joint venture, business trust, association or other entity that now or in the future, directly or indirectly, controls, is controlled by or is under common control with a party. For purposes of the foregoing, "control" shall mean, with respect to: (a) a corporation, the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting power to elect the directors thereof; and (b) any other entity, managerial control by virtue of a written agreement.

         "Confidential Information" means a party's technology, formulations, processes, data, know-how and other information, whether written or oral, technical or non-technical, including, without limitation, financial statements, reports, pricing, trade secrets, secret processes, formulas, customer data (including customer lists), business information, business methods and plans and pricing, cost, supplier and manufacturing information, but specifically excluding any of such items for which the receiving party can show by competent proof that such item: (a) was known to and existed in documentary or other physical form in the possession of the receiving party at the time of disclosure; (b) subsequent to the receipt hereunder, is made available to the receiving party by a third party which is legally entitled to make such information available; (c) was or becomes publicly known through no fault of the receiving party; or (d) is independently developed by the receiving party without access to Confidential Information disclosed hereunder.

         "Conversion Price" means the price to be paid by INB to Aloe for conversion of the Products as set forth on Exhibit C attached hereto.

         "Effective Date" is defined in the first paragraph of this Agreement.

         "Indemnified Party" means, collectively, the party entitled to receive indemnification as provided in this Agreement and such party's Affiliates, distributors, directors, officers, shareholders, employees, representatives, agents, sublicensees, successors and assigns.

         "Indemnifying Party" means the party required to provide indemnification as provided in this Agreement.

         "Label", "Labeled" or "Labeling" means all labels and other written, printed or graphic matter upon (i) the Products or any container or wrapper utilized with the Products or (ii) any written material accompanying the Products, including without limitation, package inserts.

         "Materials" means those items which form an integral and direct part of the bulk form of the Products and are necessary for its production, as well as cartons, Labels, and Packaging.

         "Packaging" means all primary containers, including cartons, shipping cases and other like matter used in packaging or accompanying the Products.

         "Products" or "Product" means, collectively, the products in such dosage and quantities as set forth in Exhibit D, manufactured in accordance with the Product Specifications hereto and any improvements and line extensions thereto.

         "Product Specifications" means the Product Specifications set forth in Exhibit E hereto.

         "Term" means the term of this Agreement as provided in Section 5.1.

         "Territory" means the United States of America (including all of its states, Puerto Rico, the District of Columbia, and all territories and possessions).

2. CONVERSION AND SUPPLY.

   2.1 Supply Obligations; Non-Exclusivity. Aloe shall convert, package and supply to INB the Products in accordance with the Product Specifications and the terms hereof. INB and Aloe acknowledge and agree that INB shall have the right to seek other suppliers or manufacturers of the Products, in INB's sole discretion.

   2.2 Work-in-Process; Raw Materials. Aloe shall first use certain work-in-process ("Work-in-Process") identified on Exhibit A attached hereto until such Work-in-Process is fully utilized in producing the Products pursuant to this Agreement. INB shall supply the raw materials (the "Raw Materials") set forth in Exhibit B attached hereto to Aloe, and Aloe shall convert such Raw Materials into the Products, in INB's sole discretion.

   2.3 Product Labeling. INB shall provide trade dress, Labels, Materials and Packaging for the Products hereunder to Aloe and Aloe shall Label and Package the Products in accordance with the Product requirements.

   2.4 Facility and Records Maintenance; Audit. Aloe shall, at all times, maintain and operate the manufacturing facility(ies) at which the Products are manufactured (collectively, the "Facility"), and implement and maintain such quality control procedures, so as to be able to perform its obligations hereunder in compliance with all applicable laws. Each party shall promptly notify the other upon receipt by it of any adverse notice from any governmental agency relating to the Products, employees, environmental conditions or the operation of the Facility. Aloe shall maintain true and complete books and records of all data relating to the manufacture, supply and sale of the Products to INB. Aloe shall permit quality assurance representatives of INB and representatives of applicable regulatory agencies to inspect the Facility and all books and records of Aloe relating to the production of the Products at all times upon three (3) business days' prior written notice (except in the case of emergency), during normal business hours and on a confidential basis.

   2.5 Field Warehouse for INB Inventory.

   (a) INB and Aloe agrees to that INB may from time to time store certain INB inventory at Aloe's premises to facilitate Aloe's manufacture of the Products. Such INB inventory may include goods owned or hereafter acquired by INB for use by Aloe in manufacture of the Products, raw materials, work-in-process, product ormulas, product Labels, Materials, Packaging or materials used or consumed in the manufacture and supply of the Products. Such categories of INB inventory are listed on Exhibit F attached hereto, as amended from time to time (the "Warehoused Goods"). Such Warehoused Goods shall be located in a segregated, locked enclosure at the following location: 13500 N. Stemmons Frwy, Farmers Branch, Texas 75234 and/or 2161 Hutton Drive, Suite 126, Carrollton, Texas 75006. Such enclosure and the Warehoused Goods shall be conspicuously designated as "Property of Integrated BioPharma, Inc."

   (b) Aloe acknowledges that the Warehoused Goods are the property of INB and that Aloe has temporary custody of such Warehoused Goods on behalf of INB while manufacturing the Products pursuant to this Agreement. Except for such custody and possession of the Warehoused Goods, Aloe shall have no right to possess or use the Warehoused Goods. Aloe shall defend the Warehoused Goods from the claims and demands of all persons at any time claiming any interest in the Warehoused Goods adverse to INB.

   (c) Aloe shall at its expense keep such Warehoused Goods fully insured with insurance companies satisfactory to INB against fire, with extended coverage, including sprinkler loss and against theft. All such policies shall contain loss payable clauses to INB as its interests may appear. Aloe shall also add INB as an additional named insured on such policies. If Aloe fails to maintain such insurance, INB shall have the right to make such expenditures on behalf of Aloe and Aloe shall reimburse INB for such cost within thirty (30) calendar days of receipt of reasonable documentation from INB.

   3.  PACKAGING, DELIVERY AND ACCEPTANCE.

   3.1 Delivery of Products.

   (a) From time to time, INB shall send Aloe orders stating the quantity and types of the Products that INB wishes to have converted by Aloe pursuant to this Agreement. INB shall deliver the Raw Materials for the Products to Aloe.

   (b) INB shall provide Aloe with appropriate instructions for each shipment of the Products to be shipped by Aloe to INB pursuant to a particular order, designating the carrier, destination, method of transport and insurance requirements. All Products supplied under this Agreement shall be shipped F.O.B. Aloe's dock/shipping destination, as may be designated by INB in the applicable order. INB shall arrange and pay for all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the conversion and transport of the Products delivered to INB hereunder. Risk of loss and damages to the Products supplied by Aloe to INB shall pass to INB upon loading of such Products onto an INB-scheduled truck or transporter at Aloe's dock. All of the Products shall be Packaged, Labeled and marked in accordance with the Product Specifications and INB's instructions, and Aloe shall ship the Products under appropriate storage conditions and in accordance with INB order forms. An itemized packing list shall accompany each shipment.

   (c) Aloe shall convert the Raw Materials and ship the Products within fifteen
       (15) business days of receipt by Aloe of the Raw Materials.

   (d) Quality Control Measures.

       (i) Prior to shipment of the Products, Aloe shall fax to the INB Quality Control Director a Certificate of Analysis ("C/A") certifying that the products being shipped meet the applicable Product Specifications;

       (ii) On the date of production for each lot of Products, Aloe shall deliver to the INB Quality Control Director for inspection and analysis, a sample of the Products taken from the beginning, middle and end of each lot.

   3.2 Acceptance and Rejection.

   (a) If a shipment of the Products or any portion thereof fails to conform to the Product Specifications, then INB shall have the right to reject such nonconforming shipment of the Products or the its rejection hereunder, within thirty (30) days after INB's receipt of such shipment, specifying the grounds for such rejection; provided, however, that in the event such defect is latent or was not obvious and could not be readily discovered from a physical inspection of the Products' shipment, INB may give written notice to Aloe of its rejection of such shipment within thirty (30) calendar days after INB's discovery of such non-conformance, specifying the grounds for such rejection. The non-conforming shipment of Products, or the non-conforming portion thereof, shall be held for Aloe's disposition, or shall be returned to Aloe, in each case at Aloe's expense, as directed by Aloe. Aloe shall use its commercially reasonable efforts to replace the non-conforming shipment of Products, or the non-conforming portion thereof, with conforming Products as soon as reasonably practicable after receipt of notice of rejection thereof, and in any event will do so within forty-five (45) days after receipt of notice of rejection thereof at no cost to INB.

   (b) In the event of a conflict regarding any nonconforming Product which Aloe and INB are unable to resolve, a sample of such Product, together with mutually agreed upon questions, shall be submitted by INB to a qualified independent laboratory reasonably acceptable to both parties for testing against the Product Specifications and the test results ("Test Results") obtained by such laboratory shall be final and binding upon the parties hereto. The fees and expenses of such aboratory testing, and all additional shipping and transportation costs incurred as a result of the dispute, shall be borne entirely by the party against whom such laboratory's findings are made. In the event the Test Results indicate that the Product in question does not conform to the Product Specifications, Aloe shall replace such Product with conforming Product in accordance with this Section 3.2.

   3.3 Product Recall.

       (a) In the event of any recall of the Products arising out of, relating to, or occurring as a result of, any act or omission by, Aloe, Aloe shall, at the election of INB, either:

            (i)  replace the amount of Products recalled or seized; or

            (ii) give credit to INB against outstanding receivables due from INB and future shipments of the Products in an amount equal to the amount paid by INB for the Products so recalled or seized or otherwise owing by INB hereunder plus reimburse (or, at INB's option, credit) INB for all transportation costs, if any, taxes, insurance, handling and out-of-pocket costs incurred by INB in respect of such recalled or seized Products, and shall promptly reimburse INB for all third party costs and expenses incurred by INB in connection with such recall.

            (iii)indemnify and save INB harmless from and against any and all damages to or claims by third parties associated with or resulting from any such recall.

       (b) In the event of any recall or seizure of the Products arising out of, relating to or occurring as a result of any act or omission of INB, INB shall remain responsible to Aloe for the price of the recalled Products, shall be solely responsible for any transportation costs, import duties, if any, taxes, insurance, handling and other costs incurred by Aloe in respect of such recalled or seized Products, and shall promptly reimburse Aloe for all third party costs and expenses incurred by Aloe in connection with such recall.

       (c) For purposes of this Section 3.3, "recall" shall mean (i) any action by INB and/or Aloe to recover title to or possession of the Products shipped and/or (ii) any decision by INB not to sell or ship the Products to third parties which would have been subject to recall if it had been sold or shipped, in each case taken in the good faith belief that such action was appropriate under the circumstances. "Seizure" shall mean any action by any government agency to detain or destroy the Products.

       (d) Each party shall keep the other fully informed of any notification or other information, whether received directly or indirectly, which might affect the marketability, safety or effectiveness of the Products, or which might result in liability issues or otherwise necessitate action on the party of either party, or which might result in recall or seizure of the Products.

       (e) Prior to any reimbursement pursuant to this Section 3.3 the party claiming reimbursement shall provide the other with reasonably acceptable documentation of all reimbursable costs and expenses.

4. PRICE AND PAYMENT TERMS.

   4.1 Conversion Price; Additional Charges. INB shall pay Aloe for all
       Products which are accepted pursuant to Section 3.2 above at an amount equal to the Conversion Price for such Products. The Conversion Price for Products supplied using the existing Work-in-Process shall be adjusted downward by the amount of the value of the Work-in-Process over the value of the Raw Materials. The Conversion Price includes the shipping, handling and insurance to be arranged and paid for by Aloe as set forth in Section 3.1 hereof. Additional charges for storage of the Raw Materials and shipment are set forth on Exhibit G attached hereto. Aloe represents that the prices set forth on Exhibit C are the lowest prices charged by Aloe to supply such Products to private label customers who sell to the retail class of trade. If Aloe enters into an agreement to supply such Products to a third party, Aloe covenants that it shall not charge such third party a price lower than the prices set forth on Exhibit C.

   4.2 Invoicing. Upon shipment of the Products to INB, Aloe shall submit invoices therefor to INB requesting payment of the Conversion Price for the Products shipped. INB shall pay each invoice in full within thirty
       (30) days after the date the Products covered by the invoice were received at INB's warehouse. All payments shall be made in U.S. Dollars.

   4.3 Sales and Use Taxes. Aloe shall be solely responsible for the payment of all federal, state or local taxes, use or value-added taxes, excise or similar charges, or other tax assessments (other than that assessed against income), assessed or charged on the sale of the Products to INB pursuant to this Agreement.

5. TERM AND TERMINATION.

   5.1 Term. The term of this Agreement shall commence on the Effective
       Date and, unless sooner terminated pursuant to Section 5.2 hereof, shall continue in full force and effect until terminated pursuant to the provisions of Section 5.2 hereof (the "Term"). This Agreement may be renewed from time to time and on the terms and conditions as the parties mutually agree.

   5.2 Termination. Prior to the expiration of the Term, this Agreement may be terminated:

       (a) immediately by INB upon delivery of written notice to Aloe;

       (b) by either INB or Aloe, upon thirty (30) calendar days prior written notice if the other party materially breaches any provision of this Agreement and fails to cure such breach within thirty (30) calendar days following receipt of written notice from a non-breaching party specifying the breach to be cured;

      (c) in the event either party ceases conducting business in a normal course, becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or avails itself of, or becomes subject to, any proceeding under the Federal Bankruptcy Act or any other statute of any state or country relating to insolvency or the protection of creditor rights, the other party shall have a right to terminate this Agreement, provided that in the case of an involuntary bankruptcy proceeding such right to terminate shall only become effective if the other party consents thereto or such proceeding is not dismissed within ninety (90) days after the filing thereof. The parties agree that each party may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

   5.3 Post-Termination.

       (a) Termination of this Agreement shall not affect any payment obligations or other liabilities which have accrued as of the date of such termination, including, without limitation, any damages or liabilities resulting from a party's breach of its obligations under this Agreement.

       (b) If INB terminates this Agreement in accordance with Section 5.2(a), Aloe shall ship any existing work-in-process or Warehoused Goods to INB or take such other action as directed by INB, with such costs to be paid by INB. If either party terminates this Agreement pursuant to Section 5.2(b), then the costs of such shipping or handling shall be borne by the breaching party. If either party terminates this Agreement pursuant to Section 5.2(c), then the costs of such shipping, or handling shall be borne by the party seeking bankruptcy protection.

6. CONFIDENTIALITY OBLIGATIONS.

   6.1 General. During the Term of this Agreement and for a period of [five (5)] years thereafter, each party agrees to treat all Confidential Information as confidential, to preserve the confidentiality of all Confidential Information, and not to disclose to third parties or use the disclosing party's Confidential Information without first obtaining the written consent of the disclosing party, except as may be otherwise provided herein. The parties agree to take all necessary steps to ensure that Confidential Information is securely maintained and to inform those who are authorized to receive such Confidential Information of their obligations under this Agreement. The parties agree to use any and all Confidential Information solely in connection with this Agreement and for no other use. Upon the termination or expiration of this Agreement for any reason, the receiving party promptly shall return all such Confidential Information, and any copies or reproductions thereof, to the disclosing party and the parties agree to make no further use of such Confidential Information. All Confidential Information shall remain the property of the disclosing party.

   6.2 Right to Disclose. Nothing herein shall be construed as preventing either party from disclosing any information received from the other party to its employees, Affiliates, sublicensees and subcontractors, in each case where such person or entity has a need to know such information provided that, with respect to Affiliates, sublicensees and subcontractors, such entities have undertaken similar obligations of confidentiality with respect to the Confidential Information. In addition to the foregoing, nothing contained in this Article shall be construed to restrict the parties from disclosing Confidential Information as required: (a) for regulatory, tax or customs reasons; (b) for audit purposes; or (c) by court order or other government order or request. With respect to disclosing Confidential Information pursuant to a court order or other government order or request, prompt notice of such order
       or       request will be provided to the disclosing party and the
       disclosure shall not occur until the disclosing party either approves the disclosure or has had the opportunity to seek a protective order or other appropriate remedy to curtail such disclosure. In the event that the disclosing party is unsuccessful in preventing the disclosure of Confidential Information to the court or government, the other party shall take reasonable efforts to protect the confidentiality of the Confidential Information and shall disclose only that portion of Confidential Information which it is legally required to disclose.

7. ARBITRATION.

   7.1 Binding Arbitration. Except as otherwise provided in this Article 7, all disputes relating in any way to this Agreement shall be resolved exclusively through arbitration and settled by a panel of three (3) arbitrators in Newark, New Jersey, (who shall hold a hearing and make an award within sixty (60) days of the filing for arbitration). The arbitrators, who should be experienced in commercial contract disputes in the pharmaceutical industry, shall be selected and the proceedings and award conducted in accordance with the Commercial Rules of the American Arbitration Association then pertaining. The arbitrators, in addition to any award that they shall make, shall have the discretion to award the prevailing party the cost of the proceedings together with reasonable attorneys fees. Any award made hereunder may be docketed in a court of competent jurisdiction. In the event there are any issues which are not arbitrable as a matter of law, and as a condition precedent to a Court making a determination of any non arbitrable issues, any issues which may be arbitrated shall first be determined by arbitration pursuant to this section. The losing party shall pay all legal fees and costs of the arbitration.

    7.2 Equitable Relief. Notwithstanding anything contained in this Agreement to the contrary, the parties shall be entitled to seek injunctive or other equitable relief whenever the facts or circumstances would permit a party to seek such equitable relief in a court of competent jurisdiction.

8. MISCELLANEOUS.

   8.1 Relationship of the Parties. Aloe shall at all times be deemed to be an independent contractor, solely responsible for the manner by and the form in which it performs this Agreement. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or any other type of relationship between Aloe and INB, other than that of buyer and seller of goods. Neither party shall have the authority or obligate represent itself as having the authority to bind or obligate, the other party in any manner whatsoever.

   8.2 Binding Nature and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither party shall, without the prior written consent (not to be unreasonably withheld or delayed) of the other party having been obtained, assign or transfer this Agreement to any person; (b) INB may assign or transfer this Agreement to any Affiliate or to any successor by merger of such party of its pharmaceutical business or upon a sale of substantially all of a party's assets or the assets of its pharmaceutical business, without the prior written consent of Aloe; and (c) in the case of an assignment to an Affiliate of a party, the Affiliate shall in writing assume all the rights and obligations of the transferor under this Agreement. No permitted assignment of this Agreement or any rights hereunder shall relieve the assigning party of any of its obligations hereunder.

   8.3 Force Majeure. If either party is prevented from complying, either totally or in part, with any of the terms or provisions set forth herein with respect to any of the Products by reason of force majeure including, by way of example and not of limitation, fire, flood, electrical failure, explosion, storm, strike, lockout or other labor dispute, riot, war, rebellion, accidents, acts of God, acts of terrorism, acts of governmental agencies or instrumentalities, said party shall provide written notice of same to the other party. Said notice shall be provided within five (5) business days of the occurrence of such event and shall identify the requirements of this Agreement or such of its obligations as may be affected, and to the extent so affected, said obligations shall be suspended during the period of such disability. The party prevented from performing hereunder shall use reasonable good faith efforts to remove such disability, and shall continue performance whenever such causes are removed. The party so affected shall give to the other party a good faith estimate of the continuing effect of the force majeure condition and the duration of the affected party's non-performance. When such circumstances arise, the party shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution. Notwithstanding the foregoing, if the period of any previous actual non-performance of a party because of force majeure conditions plus the anticipated future period of non-performance because of such conditions will exceed an aggregate of [seventy-five (75)] days, then the party unaffected by such event may terminate this Agreement by not less than thirty (30) days written notice of termination to the other party.

   8.4 Notices. Any notice required or permitted to be given under this Agreement shall be made in writing, and shall be effective when mailed, by registered or certified mail as follows:

                  INB:              Integrated BioPharma, Inc.
                                    225 Long Avenue
                                    Hillside, NJ 07205
                                    Phone: (973) 926-0816
                                    Fax: (973) 926-1735
                                    Attn:   Chief Executive Officer

                  Copy to: St. John & Wayne, LLC
                                    Two Penn Plaza East
                                    Newark, New Jersey 07105
                                    Phone: (973) 491-3600
                                    Fax: (973) 491-3407
                                    Attn: William P. Oberdorf, Esq.

                  Aloe:             Aloe Commodities International, Inc.
                                    2161 Hutton Drive, Suite 126
                                                     Carrollton, Texas  75006
                                    Phone: (972) 241-4251
                                    Fax: (972) 241-4376
                                    Attn: L. Scott McKnight, President

                  Copy to:          Vial, Hamilton, Koch & Knox, L.L.P.
                                    1700 Pacific Avenue, Suite 2800
                                    Dallas, Texas 75201
                                    Phone:  (214) 712-4400
                                    Fax: (214) 712-4402
                                    Attn:  Mark W. Romney, Esq.

       Any party may change said address by notice to the other parties in accordance with the terms hereof.

   8.5 Press Releases and Announcements. Neither Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written consent of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law, regulation or national exchange rule (in which case the disclosing Party shall use reasonable efforts to advise the other Party and provide it with a copy of the proposed disclosure prior to making such disclosure).

   8.6 Entire Agreement; Amendment. This Agreement, including the exhibits and schedules hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings. The Parties hereto may, by mutual consent, amend or modify and supplement this Agreement in such manner as may be agreed upon in writing.

   8.7 Captions. The captions and heading contained herein are solely for convenience of reference and will not affect the interpretation of any provision hereof.

   8.8 Waiver, Discharge, etc. This Agreement may not be released, discharged or modified except by an instrument in writing signed on behalf of each of the Parties. The failure of a party to enforce any provision of this Agreement shall not be deemed a waiver by such party of any other provision or subsequent breach of the same or any other obligation hereunder.

   8.9 Governing Law. This Agreement shall be construed and the rights of the Parties hereunder shall be governed by laws of the State of New Jersey. Venue for any dispute regarding this Agreement shall be in a court of competent jurisdiction in Union County, New Jersey (excluding any conflict of laws provisions of the State of New Jersey that would refer to and apply the substantive laws of another jurisdiction).

   8.10 Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one Agreement. This Agreement may be executed by facsimile signature.

   8.11 Severability. Any portion of this Agreement which a court of competent jurisdiction shall determine to be void or unenforceable against public policy, or for any other reason, shall be deemed to be severable from this Agreement and shall have no effect on the other covenants or provisions in this Agreement. It is agreed that the court shall be empowered to reform and construe any provision that would otherwise be void or unenforceable in a manner that will be valid and enforceable to the maximum extent permitted by law.

   8.12 Attorneys' Fees. In the event that any action or proceeding is brought in connection with this Agreement, the prevailing party therein shall be entitled to recover its costs and reasonable attorney's fees.

   8.13 Survival. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Sections 2.5, 3.3, 4.3, 5.3, 6 and 7 shall survive any termination of this Agreement.


                           [SIGNATURE PAGE TO FOLLOW]

                  IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the Effective Date by their duly authorized representatives.

                                            INTEGRATED BIOPHARMA, INC.


                                            By: /s/ E. Gerald Kay
                                            ---------------------
                                            Name: E. Gerald Kay
                                            Title:   Chief Executive Officer


                                            ALOE COMMODITIES INTERNATIONAL, INC.


                                            By: /s/ L. Scott McKnight
                                            -------------------------
                                            Name: L. Scott McKnight
                                            Title:   Chairman & CEO

                           Exhibit A. Work-in-Process

                                (to be attached)

                            Exhibit B. Raw Materials

         All Raw Materials necessary to produce the following products, including packaging and labeling.

1. Naturally Noni(TM) , 32 ounce bottle.
2. Naturally Aloe(TM), Gallon size.
3. Naturally Aloe(TM), Quart square.
4. Naturally Aloe(TM), Quart round.
5. Avera(R) Sport Crunch
6. Avera(R) Sport Creatine Gel Pouch, 2 ounce package.
7. Avera(R) Sport Liquid Heat.
8. Avera(R) Sport Creatine Serum

                  Exhibit C. Conversion Price for the Products



                                            MINIMUM             CONVERSION PRICE
             PRODUCT                        QUANTITY            (FILLING CHARGE)
             -------                        --------            ----------------

1. Naturally Noni(TM)-32 ounce bottle       10,000              $.85 per unit

2. Naturally Aloe(TM)--Gallon Size          5,000               $.75 per unit

3. Naturally Aloe(TM)-Quart Square          5,000               $.48 per unit

4. Naturally Aloe(TM)-Quart Round           5,000               $.45 per unit

5. Avera(R)Sport Crunch                     4,500               $.18 per unit

6. Avera(R)Sport Creatine Pouch             11,000              $.05 per unit

7. Avera(R)Sport Liquid Heat                5,000               $.45 per unit

8. Avera(R)Sport Creatine Serum             5,000               $.45 per unit

                             Exhibit D. The Products

1. Naturally Noni(TM), 32 ounce bottle.
2. Naturally Aloe(TM), Gallon size.
3. Naturally Aloe(TM), Quart square.
4. Naturally Aloe(TM), Quart round.
5. Avera(R) Sport Crunch
6. Avera(R) Sport Creatine Gel Pouch, 2 ounce package.
7. Avera(R) Sport Liquid Heat.
8. Avera(R) Sport Creatine Serum.

                        Exhibit E. Product Specifications

                                [To be attached]

                           Exhibit F. Warehoused Goods

                                (to be attached)

                          Exhibit G. Additional Charges

1. Receiving of Raw Materials and Components: $3.00 per pallet upon arrival at Aloe Commodities International, Inc. ("ACII") dock.

2. Storage of Raw Materials, Components & Finished Goods in ACII warehouse:
$6.00 per pallet per month for raw materials, components and finished goods stored at the ACII warehouse for 30 or more days, including: (i) finished goods produced by ACII and stored for 30 or more days from the date of production;
(ii) raw materials and components shipped by INB to ACII more than 30 days prior to an ACII scheduled production date; provided, however, that if ACII extends a production date beyond the original scheduled production date which results in the raw materials, components or resulting finished goods to be stored 30 or more days, then no storage charge will be incurred by INB with respect to such stored raw materials, components or goods.

3. Shipping of Finished Goods per INB instructions in pallet quantities: $3.00 per pallet.
- ACII to ship the finished goods to INB's New Jersey warehouse or to INB's customers as specified by INB in the applicable invoice using palletized orders through a freight company acceptable to INB.

- ACII agrees to use "Grade A" pallets for goods to be shipped to INB customers. All other shipments of goods may be shipped using pallets which are in good and usable condition.

- All freight arrangements are to be made by INB and billed to INB directly by shipper.

4. Storage of Avera(R) Sport Crunch product:
- INB will store the Avera(R) Sport Crunch finished product in a cool warehouse located in New Jersey and pay for applicable storage costs. - INB to store the juices and raw materials used to produce the Avera(R) Sport Crunch, Noni juice, blueberry concentrate, pear concentrate, grape concentrate and raw Noni concentrate at the United States Cold Storage facility located at 5150 Pulaski, Dallas, Texas 75247 (Tel: 214-631-4863), and pay for applicable storage costs.